MEMORANDUM OF AGREEMENT
Reproduced from original hardcopy

BETWEEN:	First American Scientific Corporation (FASC)
AND:	The RUBBER BLACK Corporation (RBC)
DATE:	August 21, 2001

The following summarizes the agreement between RBC (an Ontario incorporated company, and FASC. This Agreement supercedes all previous Agreements made between any of the parties for scrap rubber processing through the KDS machine and its ancillary attachments, whether they were acting alone or in concert.

1.

RBC to purchase a rebuilt Micronex with a rebuilt 150 HP (480V, 3 Phase) motor with control panel from FASC for a total price of $50,000 USD. On signing of this Agreement, RBC to issue a Purchase Order to FASC. Delivery and installation to be at the expense of RBC. FASC to disassemble and load Micronex as stated in Vancouver to Ontario. Adjustments to the Micronex as stated in the FASC January test report, to be made by FASC at the Vancouver site, before shipment to Ontario. RBC to be present during final performance test runs.

2.	Should the R & D and testing to production requirements of the Micronex KDS cryogenic system be successful, (20-mesh), then payment will be made within 90 days from Micronex arrival at Ontario site.
3.

Should the Micronex KDS not be able to provide the requires quantity and quality (20-mesh), to be economically viable within 90 days of delivery, RBC reserves the right to return the Micronex KDS at the expense of FASC.

4.

FASC will grant exclusive rights to the KDS Micronex system for scrap rubber processing, together with all/any ancillary equipment/components and the like, essential to cryogenically grind scrap rubber and all related rubber products only, to the RBC, for the initial territories of Canada and the USA for a period of ten (10) years.

5.

The RBC will supply FASC all relevant information as to personnel, test results, future plans, etc., so that FASC can keep its shareholders informed. Any public announcements to shareholders by FASC with regard to RBC must be approved by RBC in writing prior to release by RBC.

6.

All future developments and improvements made to the Micronex system by the RBC shall become the property of FASC, but be licensed to RBC as part of the licensing agreement contemplated herein, at no cost to RBC.

7.

The RBC will forfeit all rights granted herein if production equal to 1,200 pounds per hour have not been achieved by the end of the twelfth month from the date herein, or if in default of any terms or payments due under this Agreement, FASC will have the option to repurchase the Micronex from RBC and its shareholders at cost, less 10%. If FASC does not exercise within 72 hours, RBC or its shareholders may sell the Micronex to the highest bidder subject to FASC's Licensing Agreement.

8.	The RBC will pay a Licensing fee of $10,000.00 per Micronex produced on the first five (5) models only excluding the first unit contemplated in #1 herein.
9.	FASC to receive and collect 3% royalty on all production revenue in North America.
10.	The RBC will make its Toronto facility available to FASC for demonstration of other products as may be reasonably requested and considered feasible by RBC.
11.	The RBC will provide all of its own funding and will establish production viability at its own cost.
12.	FASC agrees to refer all rubber related inquiries within the licensed territory to the RBC during the term of this agreement.
13.	FASC will manufacture and sell the Micronex KDS at 20% discount from fair market value to RBC each time a system is sold to RBC in North America.
14.

The RBC agrees that it will cause Micronex units to be built and put into production as follows: Year 1 - 0: (test unit), Year 2 B 1; Year 3 B 2; (minimum of new units) after year 3 no quotas need to be met.

15.

Should any changes and/or improvements to the cryogenic Provisional patent associated with the Micronex KDS be made over the R & D Testing period up to the 12-month date deadline for final filing of this patent portion of the total KDS, the related engineering and the administrative time and expenses associated with such patent improvements, or changes by RBC, shall be paid to RBC in the form of FASC stock at market value at the time of invoicing less a 10% discount, up to 500,000 shares total purchase by RBC.

16.	The RBC and all its employees/consultants agree to sign FASC's standard confidentiality agreement and to abide by its terms. This is a material term of this Agreement.
17.

FASC and its officers, director's assigns employees, etcY, agree to keep any knowledge of RBC or its programs, research, finding, etcY, completely confidential. This too is a material term of this Agreement.

18.	FASC warrants the rebuilt 150 HP Motor for a period of 180 days from date of arrival in Ontario under normal use.

Agreed to by all the parties on this ___ day of ____________, 2001

First American Scientific Corp.		RUBBER BLACK Corporation

Per:	/s/ Cal Kantonen	Per:	/s/ Phil Coulter
	C. Kantonen		Phil Coulter

Per:	/s/ B. Nichols	Per:	/s/ Mohammad Ali Hor
	B. Nichols		Mohammad Ali Hor